Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Wilson, President, Chief Executive Officer and Director of Agrium Inc., and Bruce G. Waterman, Senior Vice President, Finance and Chief Financial Officer of Agrium Inc., or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form F-4 of Agrium Inc. (File No. 333-157966), including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ Angela S. Lekatsas
Angela S. Lekatsas
Vice President, Corporate Controller & Chief Risk Officer

Dated May 4, 2009